SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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IRIDEX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IRIDEX CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 17, 2015

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of IRIDEX Corporation, a Delaware corporation (the “Company”), will be held on June 17, 2015 at 10:00 a.m., Pacific time, at the Company’s principal executive offices located at 1212 Terra Bella Avenue, Mountain View, California 94043 for the following purposes:

1.	To elect five (5) directors to serve for the ensuing year or until their successors are elected and qualified (Proposal One);

2.	To ratify the appointment of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for fiscal year 2015 ending January 2, 2016 (Proposal Two);

3.	To hold a non-binding vote to approve the Company’s executive compensation (Proposal Three); and

4.	To transact such other business as may properly be brought before the meeting and any adjournment(s) or postponement(s) thereof.

Stockholders of record at the close of business on April 20, 2015 shall be entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the meeting. However, to ensure your representation at the Annual Meeting, please vote as soon as possible using one of the following methods: (1) by using the Internet as instructed on the enclosed proxy card, (2) by telephone by calling the toll-free number as instructed on the enclosed proxy card or (3) by mail by completing, signing, dating and returning the enclosed paper proxy card in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he, she or it has previously voted using the Internet, telephone or proxy card. If you wish to attend the meeting to vote in person and need directions, please contact Investor Relations at (650) 940-4700 or slbruce@iridex.com.

By Order of the Board of Directors of IRIDEX Corporation,

Mountain View, California	William M. Moore
May 8, 2015	Chairman of the Board of Directors; President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, WHETHER
OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY (1) USING
THE INTERNET AS INSTRUCTED ON THE PROXY CARD OR THE NOTICE OF INTERNET
AVAILABILITY OF PROXY MATERIALS, (2) TELEPHONE OR (3) COMPLETING AND
RETURNING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE
ENCLOSED ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 17, 2015

The Proxy Statement and Annual Report on Form 10-K

are available at www.edocumentview.com/irix

IRIDEX CORPORATION

1212 Terra Bella Avenue

Mountain View, CA 94043

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The accompanying Proxy is solicited on behalf of the Board of Directors (the “Board”) of IRIDEX Corporation, a Delaware corporation (the “Company” or “IRIDEX”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the principal executive offices of the Company located at 1212 Terra Bella Avenue, Mountain View, California 94043 on June 17, 2015, at 10:00 a.m., Pacific time, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company’s telephone number is (650) 940-4700.

The Notice of Internet Availability (the “Internet Notice”) was first mailed on or about May 8, 2015 to stockholders of record as of April 20, 2015, and these proxy solicitation materials and the Annual Report on Form 10-K for fiscal year 2014 ended January 3, 2015, including financial statements (the “Form 10-K”), were first made available to you on the Internet, on or about May 8, 2015. We maintain a website at www.iridex.com. The information on our website is not a part of this proxy statement.

Record Date and Share Ownership

Stockholders of record at the close of business on April 20, 2015 (the “Record Date”) are entitled to notice of and to vote at the meeting and at any adjournment(s) or postponement(s) thereof. At the Record Date, 10,028,153 shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), were issued and outstanding and held of record by approximately 43 stockholders.

Internet Notice

Pursuant to the rules of the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet. Accordingly, the Internet Notice has been sent to our stockholders of record and beneficial owners as of the Record Date. Instructions on how to access the proxy materials over the Internet or to request a printed copy by mail may be found on the Internet Notice. In addition, the Internet Notice provides information on how stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating your request.

Voting

Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. Holders of Common Stock are the only security holders of the Company entitled to vote at the Annual Meeting. The stockholders may not cumulate votes in the election of directors.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For instructions on how to vote, please refer to the instructions below and those included on your proxy card or Internet Notice or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By mail—Stockholders of record of Common Stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. IRIDEX stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

By Internet—Stockholders of record of Common Stock may submit proxies online by following the “Vote by Internet” instructions on their proxy cards or Internet Notice until 1:00 a.m., Central time, on June 17, 2015. Most IRIDEX stockholders who hold shares beneficially in street name may vote by accessing the web site specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for Internet voting availability.

By telephone—Stockholders of record of Common Stock who live in the United States or Canada may submit proxies by following the “Vote by Telephone” instructions on their proxy cards until 1:00 a.m., Central time, on June 17, 2015. Most IRIDEX stockholders who hold shares beneficially in street name may vote by phone by calling the number specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for telephone voting availability.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (a) delivering to the Company at its principal offices to the attention of the Company’s Chief Financial Officer a written notice of revocation or a duly executed proxy bearing a later date or (b) attending the meeting and voting in person.

Solicitation of Proxies

The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or other electronic means.

Quorum; Abstentions; Broker Non-Votes

Votes cast by a properly submitted proxy card, by telephone, by the Internet or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”). Holders of a majority of shares entitled to vote must be present at the meeting, represented by a properly submitted proxy card, voted by telephone or voted by the Internet in order for a quorum to exist. Except with respect to Proposal One, the Election of Directors, which will be decided by a plurality vote of the votes duly cast at a duly held meeting at which a quorum is present, the affirmative vote of a majority of the votes duly cast at a duly held meeting at which a quorum is present is required under Delaware law and the Company’s Bylaws for approval of all Proposals presented to stockholders.

Shares that are timely voted by telephone, the Internet or a properly dated, executed and returned proxy card will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted (i) FOR the election of the nominees for directors set forth herein;

(ii) FOR the ratification of Burr Pilger Mayer, Inc. as the independent registered public accounting firm of the Company for fiscal year 2015 ending January 2, 2016; (iii) FOR the non-binding stockholder approval of executive compensation; and (iv) in the proxy holder’s discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Pursuant to Delaware law, the Inspector will treat shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” as being present and entitled to vote for purposes of determining the presence of a quorum and as shares entitled to vote (the “Votes Cast”) on the subject matter at the Annual Meeting with respect to such matter. With respect to broker non-votes, although broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote, your broker, bank or other nominee may have authority to vote your shares on your behalf. If you hold your Common Stock through a broker and you do not instruct your broker how to vote on Proposals 1 and 3, it will be considered a broker non-vote and no votes will be cast on your behalf with respect to such Proposal(s). Your broker will continue to have discretion to vote any uninstructed shares on Proposal 2, the ratification of the appointment of the Company’s independent registered public accounting firm.

Deadline for Receipt of Stockholder Proposals to be Presented at the Next Annual Meeting

Stockholders of the Company may submit proposals on matters appropriate for stockholder action at meetings of the Company’s stockholders, including nominations for the election of directors, in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All proposals by any stockholder to be presented at the 2016 Annual Meeting of Stockholders must be received by the Company at its principal executive offices, attention: Secretary, no later than January 9, 2016 and must otherwise be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

In addition, the Company’s Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. To be properly brought before an annual meeting of stockholders outside the processes of Rule 14a-8, notice of nominations for the election of directors or other business proposals must be delivered in writing to the Secretary of the Company at the principal executive offices of the Company no less than 45 days, nor more than 120 days, prior to the date on which the Company first mailed its proxy materials for the prior year’s annual meeting. However, in the event that the date of the 2016 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 30 days (other than as a result of adjournment) after the one year anniversary of the 2015 Annual Meeting of Stockholders, notice by a stockholder to be timely must be delivered in writing not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day after the day on which a public announcement of the date of such meeting is first made.

If a stockholder intends to submit a proposal at the Company’s 2016 Annual Meeting of Stockholders which is not eligible for inclusion in the proxy statement relating to the meeting, and the stockholder fails to give the Company notice of the proposal on or prior to January 9, 2016 and in accordance with the requirements set forth in the Exchange Act, then the proxy holders will be allowed to use their discretionary authority with regard to proxies delivered in connection with the 2016 Annual Meeting of Stockholders when and if the proposal is raised at the Company’s 2016 Annual Meeting.

Stockholder Information

A copy of the Company’s Annual Report on Form 10-K for fiscal year 2014 ended January 3, 2015, including the consolidated financial statements, is enclosed with these proxy solicitation materials. In compliance with Rule 14a-3 promulgated under the Exchange Act, the Company hereby undertakes to provide without charge to each person, upon written request, a copy of the Company’s Annual Report on Form 10-K for fiscal year 2014 ended January 3, 2015, not including exhibits. If a stockholder prefers a copy of the Annual Report on Form 10-K for fiscal year 2014 ended January 3, 2015 including exhibits, the stockholder will be charged a reasonable fee (which shall be limited to our reasonable expenses in furnishing such exhibits). Requests for such copies should be directed to IRIDEX Corporation, 1212 Terra Bella Avenue, Mountain View, California 94043, Attention: Investor Relations.

If you share an address with another stockholder, you may receive only one set of proxy materials (including our Annual Report on Form 10-K and proxy statement) unless you have previously provided contrary instructions. If you wish to receive a separate set of proxy materials, please request the additional copies by contacting us as instructed in the previous sentence, or by contacting our Investor Relations Department at (650) 940-4700. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON June 17, 2015

The Internet Notice, these proxy solicitation materials, and the Form 10-K are available at www.edocumentview.com/irix. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

The Nominating and Governance Committee has nominated five (5) individuals to be elected at the Annual Meeting, all of whom are presently directors of the Company. Each nominee has consented to be named as a nominee in this Proxy Statement and to continue to serve as a director if elected. Should any nominee become unable or decline to serve as a director or should additional persons be nominated at the Annual Meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many nominees listed below as possible (or, if new nominees have been designated by the Board, in such a manner as to elect such nominees) and the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director or that any additional persons will be nominated at the Annual Meeting. Each director elected at the Annual Meeting will serve until the next Annual Meeting of Stockholders or until such director’s successor has been elected and qualified.

Pursuant to provisions of the Securities Purchase Agreement by and between the Company and BlueLine Capital Partners (“BlueLine”), dated August 31, 2007, BlueLine has the right to designate one individual for appointment to the Company’s Board. Mr. Scott A. Shuda is BlueLine’s current designee. BlueLine’s right to designate a member of the Company’s Board is subject to termination in the event that BlueLine and its affiliates hold fewer than 500,000 shares of Common Stock. There are no other arrangements or understandings between any director or executive officer and any other person pursuant to which such director or officer is or was to be selected as a director or officer of the Company. There is no family relationship between any director or executive officer of the Company.

The names of, and certain information regarding, the nominees, as of May 8, 2015 are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
William M. Moore	66	Chairman of the Board of Directors; President and Chief Executive Officer of IRIDEX Corporation	2007
Sanford Fitch(1)(2)(3)(4)	74	Independent Consultant	2004
Ruediger Naumann-Etienne, Ph.D.(1)(2)(4)(5)	68	Managing Director of Intertec Group	2009
Scott A. Shuda(1)(4)(5)	49	Managing Director of BlueLine Partners, LLC	2012
George Marcellino, Ph.D.(1)(2)	66	Co-founder and Vice President of Clinical Sciences and Global Advocacy of OptiMedica Corporation	2014

(1)	The Board has made the affirmative determination that such nominee is independent as defined under the listing standards of The Nasdaq Stock Market.
(2)	Member of the Audit Committee.
(3)	Audit committee financial expert as defined in the rules of the Securities and Exchange Commission.
(4)	Member of the Compensation Committee.
(5)	Member of the Nominating and Governance Committee.

William M. Moore currently serves as the Chairman of the Company’s Board of Directors and as the President and Chief Executive Officer of the Company. He has served as a director of the Company since September 2007, as Chairman of the Company’s Board of Directors since September 2010, and as the President and Chief Executive Officer of the Company since August 2012. Mr. Moore served as a member of the Company’s Compensation Committee from September 2007 to July 2010, and as the Chairman of the Company’s Nominating and Governance Committee from February 2009 to October 2012. Mr. Moore also currently serves on the board of directors of Natus Medical Incorporated, a public company he co-founded in

1990 and for which he served as CEO until 1993. Natus Medical Incorporated is a provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and certain newborn conditions. Mr. Moore served as a consultant to BlueLine Partners, a private equity firm, from February 2004 until June 2008. From February 2008 to June 2010, Mr. Moore served on the board of directors of Urologix, Inc., a public company that develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. Mr. Moore brings to the board current operational experience, along with over twenty five years of experience in the healthcare industry. Mr. Moore firmly understands IRIDEX’ business and technology. Mr. Moore’s past service on the boards of directors of four public companies, including his service on audit, compensation and nominating and governance committees, as well as his experience as an investor, provides him the strong background in understanding the qualifications for board members necessary to serve as our Chairman and President and Chief Executive Officer.

Sanford Fitch has served as a director of the Company since 2004. Mr. Fitch has served as a director and Audit Committee Chairman of Masimo Corp, a public company that designs, develops, manufactures and sells medical devices, since November 2006. Mr. Fitch also currently serves as a director of Ozone International, Inc., a privately held technology company. Mr. Fitch served as a director and Audit Committee Chairman of Foxhollow Technologies, Inc., a public company that designed, developed, manufactured and sold medical devices, from June 2004 until October 2007. He also served as a director and Audit Committee Chairman of Conceptus Inc., a public medical device company, from December 1994 until April 2004. Mr. Fitch was Chief Financial Officer and Senior Vice President of Operations of Conceptus from December 1994 through October 1998 and took the company public in 1996. Mr. Fitch also served as Chief Financial Officer of several start-up technology companies from 1998 until 2002. From December 1990 to January 1994, Mr. Fitch served as Chief Financial Officer of SanDisk Corp., a manufacturer of flash memory devices. From 1983 through 1989, Mr. Fitch was the Chief Financial Officer of Komag Inc., a manufacturer of rigid thin film media for the disk drive industry, and took the company public in 1987. Mr. Fitch holds a B.S. in Chemistry and an M.B.A. from Stanford University.

Mr. Fitch is independent and has extensive experience in the medical device industry. Mr. Fitch’s executive management and past board service have provided him with leadership and technical skills to firmly understand IRIDEX’s business. His background in finance, years of service on audit committees, and track record as an accomplished financial executive have provided Mr. Fitch with the financial acumen and skills necessary to serve as our Audit Committee financial expert and as chairman of our Audit Committee and the executive compensation experience necessary to serve on our Compensation Committee.

Ruediger Naumann-Etienne, Ph.D. has served as a director of the Company since December 2009. Dr. Naumann-Etienne has been the owner and Managing Director of Intertec Group, an investment company specializing in the medical device field, since 1989. He was Chairman of Cardiac Science Corporation from 2006 until the company was sold to Opto Electronics of India in 2010. From 2000 to 2005, Dr. Naumann-Etienne served as Chairman and from 2000 to 2003 as Chief Executive Officer of Quinton Cardiology Systems, one of the predecessor companies of Cardiac Science. From 1993 until 1999, Dr. Naumann-Etienne was Chairman of OEC Medical Systems, a manufacturer of fluoroscopic imaging systems and from 1987 to 1990 he was President and Chief Operating Officer of Diasonics, a manufacturer of diagnostic imaging equipment. Dr. Naumann-Etienne has served on the board of directors of Varian Medical Systems, Inc., a public medical device company, since 2003, and Encision Inc., a public medical device company, since October 2008. Dr. Naumann-Etienne also served as a director of Cardiac Science Corporation, a public medical device company, from September 2005 until December 2010, and Bio-Rad Laboratories, Inc., a public life science company, from October 2003 until December 2009. Dr. Naumann-Etienne holds a Ph.D. in International Finance from the University of Michigan. He holds a Master’s Degree in Industrial Management from the Georgia Institute of Technology and holds an undergraduate degree in Business Administration from the Technical University Berlin, Germany.

Dr. Naumann-Etienne is independent and has extensive experience in the medical device industry. His experience as an executive of multiple medical device companies has provided Dr. Naumann-Etienne with an understanding of the operation and management of a global medical device company, and with the business and technology of IRIDEX. His service on the boards of directors of several public companies has provided Dr. Naumann-Etienne with consensus-building skills and a functional understanding of the role of the board of directors. His education and his experience serving on the compensation committees of Varian Medical Systems and Encision have provided Dr. Naumann-Etienne the financial acumen and executive compensation experience necessary to serve as chairman of our Nominating and Governance Committee and on our Audit Committee and our Compensation Committee.

Scott A. Shuda has served as a director of the Company since December 2012. Mr. Shuda is the Managing Director and Co-founder of BlueLine Partners, LLC, an investment firm that focuses on publicly listed technology and healthcare companies. Mr. Shuda served as a director and Audit Committee member of MGC Diagnostics Corporation (formerly Angeion Corporation), a global medical technology company from 2010 to 2011. Prior to co-founding BlueLine Partners in April 2004, Mr. Shuda was General Counsel to Vicinity Corporation, an internet search company that went public in 2000 and was acquired by Microsoft in 2002. Prior to his employment with Vicinity, Mr. Shuda practiced law in California and New York, most recently in the Silicon Valley office of Latham & Watkins LLP. Mr. Shuda holds a J.D. from Georgetown University and an M.B.A. from Georgetown University.

Mr. Shuda is independent and has extensive experience with the medical devices industry. He brings more than a decade of professional experience in law, technology and entrepreneurial endeavors in the industry, including transactions that range from initial public offerings and venture financings to mergers and acquisitions. Mr. Shuda’s background as a corporate finance attorney, general counsel of a public company, and managing director of a private investment fund focusing on healthcare companies provides the Company with a strong perspective on the capital markets, a deep understanding of the challenges facing small public companies and the perspective of our stockholders. Mr. Shuda’s education and experience have provided Mr. Shuda with the executive compensation experience necessary to serve as chairman of our Compensation Committee and on our Nominating and Governance Committee.

George Marcellino, Ph.D. has served as a director of the Company since December 2014. Dr. Marcellino is the co-founder of OptiMedica Corporation, an ophthalmic device company that focuses on developing performance-driven technologies for ophthalmic care, where he has served as Vice President of Clinical Sciences and Global Advocacy from 2007 and Vice President of Marketing and Chief Financial Officer from 2004 to 2007. Prior to co-founding OptiMedica Corporation in 2004, Dr. Marcellino served in various senior executive roles at Lumenis, Ltd. (formerly a division of Coherent, Inc.) from 1993 to 2001. Dr. Marcellino has a B.A., M.Sc., and Ph.D in Sensory Physiology and Psychophysics from the City University of New York.

Dr. Marcellino is independent and has extensive experience in the medical device industry. Dr. Marcellino has over thirty years of academic and work experience in opthalmology, which has provided Dr. Marcellino with an understanding and familiarity with the operation, management and technology of ophthalmic device companies such as IRIDEX. Dr. Marcellino brings to the Company’s Board a functional understanding of the role of the board of directors, through his service in various senior executive roles. His executive experience also provides him with the financial acumen necessary to serve on our Audit Committee.

Required Vote

Directors will be elected by a plurality vote of the shares of Common Stock present or represented and entitled to vote on this matter at the meeting. Accordingly, the five (5) candidates receiving the highest number of affirmative votes of shares represented and voted on this proposal at the meeting will be elected directors of the Company. Votes withheld from a nominee will be counted for purposes of determining the presence or absence of a quorum but, because directors are elected by a plurality vote, will have no impact once a quorum is established. See “Information Concerning Solicitation and Voting—Quorum; Abstentions; Broker Non-Votes” above.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

EACH OF THE NOMINEES LISTED ABOVE

CORPORATE GOVERNANCE MATTERS

Independence of the Board of Directors

The Board has determined that, with the exception of Mr. Moore, who is the President and Chief Executive Officer of the Company, all of its members are “independent directors” as defined in the listing standards of The Nasdaq Stock Market.

Board Leadership Structure and Oversight of Risk Management

In August 2012, the Board determined that Mr. Moore, the Chairman of the Board, also should serve as our President and Chief Executive Officer. We believe that Mr. Moore’s service as both Chairman of the Board and Chief Executive Officer puts him in the best position to execute our business strategy and business plans to maximize stockholder value. Our bylaws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate and the Board believes that combining the positions is the appropriate leadership structure for the Company at this time. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board leads the Board in its fundamental role of providing advice to and oversight of management, sets the agenda for Board meetings and presides over meetings of the full Board.

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls. The Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. The Nominating and Governance Committee oversees risks relating to our Board composition.

Board Meetings and Committees

The Board held a total of eight meetings during fiscal year 2014 ended January 3, 2015. Other than as described below, no directors serving during fiscal 2014 attended fewer than 75% of the aggregate of all meetings of the Board and no directors serving during fiscal 2014 attended fewer than 75% of the aggregate of all meetings of the committees of the Board upon which such director served. Mr. Shuda joined the Compensation Committee and Dr. Naumann-Etienne joined the Audit Committee in July, 2014. Dr. Marcellino joined the Board and the Audit Committee in December 2014. None of Mr. Shuda or Drs. Naumann-Etienne or Marcellino attended any Board and committee meetings as a Board or committee member prior to the date that he joined the Board or committee respectively. No director attended fewer than 75% of the Board and Board committee meetings held in the period during which he was a director and committee member.

During fiscal 2014, the Board had three standing committees: the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.

Board Committees

Audit Committee. The Audit Committee of the Board consists of Mr. Fitch and Drs. Naumann-Etienne and Marcellino. Mr. Fitch is the chairman of the Audit Committee. The Audit Committee held five meetings during the last fiscal year. The Board has determined that each member of the Audit Committee is independent as defined under the listing standards of The Nasdaq Stock Market and that Mr. Fitch is an “audit committee financial expert” as defined in rules of the Securities and Exchange Commission (the “SEC”). Among other things, the Audit Committee reviews and advises the Board regarding the Company’s accounting matters and is responsible for appointing and overseeing the work of the independent registered public accounting firm, pre-approving audit and non-audit services to be provided by the independent registered public accounting firm, and reviewing and evaluating the accounting principles being applied to the Company’s financial reports. The Audit Committee has adopted a written charter approved by the Board, which was amended in April 2009, a copy of which is available on our website at www.iridex.com.

Compensation Committee. The Compensation Committee of the Board consists of Dr. Naumann-Etienne and Messrs. Fitch and Shuda. Mr. Shuda is the chairman of the Compensation Committee. The Compensation Committee held five meetings during the last fiscal year. The Board has determined that each member of the Compensation Committee is independent as defined under the listing standards of The Nasdaq Stock Market. Among other things, the Compensation Committee reviews and advises the Board regarding all forms of compensation to be provided to the officers, employees, directors and consultants of the Company. The Compensation Committee has adopted a written charter approved by the Board, which was amended in April 2009 and in February 2014, a copy of which is available on our website at www.iridex.com.

Nominating and Governance Committee. The Nominating and Governance Committee of the Board consists of Dr. Naumann-Etienne and Mr. Shuda. Dr. Naumann-Etienne is the chairman of the Nominating and Governance Committee. The Nominating and Governance Committee held one meeting during the last fiscal year. The Board has determined that each member of the Nominating and Governance Committee is independent as defined under the listing standards of The Nasdaq Stock Market. Among other things, the Nominating and Governance Committee develops general criteria regarding the qualifications and selection of Board members and recommends candidates for election to the Board. It is the policy of the Nominating and Governance Committee to consider nominees for the Board submitted by the stockholders of the Company. For more information regarding the submission of nominees for the Board, see the discussion in “Corporate Governance Matters” below. The Nominating and Governance Committee has adopted a written charter approved by the Board, which was amended in April 2009, a copy of which is available on our website at www.iridex.com.

Attendance at Annual Stockholder Meetings by the Board of Directors

The Company has adopted a formal policy regarding attendance by members of the Board at the Company’s annual meeting of stockholders. The Company’s policy is that it encourages, but does not require, directors to attend the Company’s annual meeting of stockholders. Mr. Moore attended the Company’s 2014 Annual Meeting of Stockholders.

Process for Recommending Candidates for Election to the Board of Directors

The Nominating and Governance Committee is responsible for, among other things, determining the criteria for membership to the Board and recommending candidates for election to the Board. It is the policy of the Nominating and Governance Committee to consider recommendations for candidates to the Board from stockholders. Stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by timely submitting their proposals in writing to IRIDEX Corporation, Corporate Secretary, 1212 Terra Bella Avenue, Mountain View, CA 94043. In order to be included in the proxy statement for the 2016 Annual Meeting of Stockholders, stockholder proposals must be received by the Company no later than January 9, 2016, must be accompanied by the information required by the Company’s Bylaws and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

The Company seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded national or multinational companies and should have achieved a high level of distinction in their fields. The Nominating and Governance Committee’s general criteria and process for evaluating and identifying the candidates that it recommends to the full Board for selection as director nominees are as follows:

•

In its evaluation of director candidates, including the members of the Board eligible for re-election, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, and other commitments, and (3) such other factors as the Nominating and Governance Committee may consider appropriate.

•

While the Nominating and Governance Committee has not established specific minimum qualifications for director candidates, the Nominating and Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have qualifications that will increase overall Board effectiveness and (4) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

In evaluating and identifying candidates, the Nominating and Governance Committee has the authority to retain and terminate any third-party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any such firm.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Nominating and Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Nominating and Governance Committee deems necessary or proper.

•

The Nominating and Governance Committee will apply these same principles when evaluating director candidates who may be elected initially by the full Board to fill vacancies or newly created directorships prior to the next annual meeting of stockholders at which directors are elected.

•

After such review and consideration, the Nominating and Governance Committee selects, or recommends that the Board select, the slate of director nominees, either at a meeting of the Nominating and Governance Committee at which a quorum is present or by unanimous written consent of the Nominating and Governance Committee.

Consistent with past practice, the Nominating and Governance Committee and the Board will continue to monitor and assess the size and composition of the Board and will consider the appointment of additional directors from time to time as appropriate to serve the best interests of the Company and its stockholders.

Contacting the Board of Directors

Any stockholder who desires to contact our Chairman of the Board or the other members of our Board may do so electronically by sending an email to the following address: BOD@iridex.com. Alternatively, a stockholder can contact our Chairman of the Board or the other members of the Board by writing to: Board of Directors, c/o Chairman of the Board, IRIDEX Corporation, 1212 Terra Bella Avenue, Mountain View, CA 94043. Communications received electronically or in writing will be distributed to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Code of Business Conduct and Ethics

The Company’s policy is to conduct its operations in compliance with all applicable laws and regulations and to operate its business under the fundamental principles of honesty, integrity and ethical behavior. This policy can be found in the Company’s Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees. Such Code of Business Conduct and Ethics incorporates the Code of Ethics required by Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. The Code of Business Conduct and Ethics also complies with the listing standards of The Nasdaq Stock Market.

The Code of Business Conduct and Ethics is designed to promote honest and ethical conduct, the compliance with all applicable laws, rules and regulations and to deter wrongdoing. The Code of Business Conduct and Ethics is also aimed at ensuring that information we provide to the public (including our filings with and submissions to the SEC) is accurate, complete, fair, relevant, timely and understandable. A copy of the formally adopted Code of Business Conduct and Ethics is available on our website at www.iridex.com. We intend to disclose future amendments to certain provisions of the Code of Business Conduct and Ethics, or waivers of such provisions granted to directors and executive officers, on our web site at www.iridex.com pursuant to applicable requirements of the SEC and The Nasdaq Stock Market.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Introduction

The Audit Committee has appointed Burr Pilger Mayer, Inc. (“BPM”), an independent registered public accounting firm, to audit the consolidated financial statements of the Company for fiscal year 2015 ending January 2, 2016, and recommends that stockholders vote for ratification of such appointment. BPM also served as the Company’s independent registered public accounting firm for fiscal year 2014 ended January 3, 2015. Representatives of BPM are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although action by stockholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the approval of this selection by the stockholders, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the Audit Committee feels that such a change would be in the best interest of the Company and its stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider its selection.

Fees Billed to the Company by the Company’s Principal Independent Registered Public Accounting Firm During the Previous Two Fiscal Years

The following table presents fees (in thousands) for professional audit services and other services rendered to the Company by its principal independent registered public accounting firm for fiscal year 2014 ended January 3, 2015 and fiscal year 2013 ended December 28, 2013.

	Fiscal 2014	Fiscal 2013
	(in thousands)
Audit Fees(1)	$330	$313
Audit-Related Fees(2)	—	—
Total	$330	$313

(1)

Audit Fees consisted of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Annual Reports on Form 10-K and for the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as reviews of regulatory and statutory filings.

(2)

This category consists of assurance and related services by the Company’s independent registered public accounting firm that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported above under “Audit Fees.” BPM did not perform any such services for the Company in fiscal years 2014 or 2013.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has established a policy governing the Company’s use of its principal independent registered public accounting firm for non-audit services. Under the policy, management may use its principal independent registered public accounting firm for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered. BPM did not provide any non-audit services for the Company in fiscal years 2014 or 2013.

The Audit Committee pre-approved all of the services and fees identified in the table above in accordance with its charter and applicable laws, rules and regulations.

Required Vote

If a quorum is present, the affirmative vote of a majority of the Votes Cast will be required to approve the ratification of the appointment of Burr Pilger Mayer, Inc. See “Information Concerning Solicitation and Voting—Quorum; Abstentions; Broker Non-Votes.”

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

RATIFICATION OF THE APPOINTMENT OF BURR

PILGER MAYER, INC.

PROPOSAL THREE

NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Non-Binding Vote To Approve Executive Compensation

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Compensation Program and Philosophy

Following is a summary of some of the key points of our 2014 executive compensation program. See the “Executive Compensation” section of this proxy statement below for more information.

The Company’s compensation philosophy with respect to executive officers is designed to attract, retain, motivate and reward highly qualified executives who contribute to the success of the Company and its stockholders. To achieve these goals, the Company strives to provide a comprehensive compensation package for each executive officer that is competitive with those offered by companies of similar type and size, in the same geographical area and whose executives perform functions similar to those performed by the executives of the Company.

Compensation Committee Oversight

The Company’s Compensation Committee is responsible for overseeing and approving the Company’s executive compensation programs and policies. The Compensation Committee is comprised solely of independent members of the Board, as defined under the listing standards of the SEC and The Nasdaq Stock Market. The Company’s executive compensation practices and programs as a whole are reviewed annually by the Compensation Committee. In addition, each executive officer’s individual compensation and eligibility for participation in the Company’s annual cash bonus incentive program are reviewed by the Compensation Committee and adjustments are made based upon an assessment of individual performance and potential to enhance long-term stockholder value.

Elements of Executive Compensation

The elements of the Company’s compensation package include base salary, annual cash bonus incentives, long-term incentive compensation in the form of equity awards, and various benefits generally available to employees of the Company. We generally strive to set the total compensation opportunity for our executive officers at the mid-point of similar companies based on peer and survey group data.

In addition to competitive base salary amounts, we provide an annual cash bonus incentive program for executive officers and senior employees which is based upon the achievement of corporate performance objectives determined by our Board and individual performance objectives determined by the Compensation Committee. We also use equity awards, which typically vest over a period of four years, to provide long-term incentive compensation.

Required Vote

If a quorum is present, the affirmative vote of the holders of a majority of the shares present and entitled to vote is necessary to approve the non-binding vote to approve the Company’s executive compensation. See “Information Concerning Solicitation and Voting—Quorum; Abstentions; Broker Non-Votes.”

We believe that our compensation programs and philosophy for our executive officers, described above and within the Executive Compensation section of this proxy statement, has been appropriately designed and operates to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

THE ADVISORY (NON-BINDING) VOTE APPROVING

EXECUTIVE COMPENSATION.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Company’s executive officers as of May 8, 2015.

Name	Age	Position
William M. Moore	66	President and Chief Executive Officer, Chairman of the Board of Directors
James H. Mackaness	51	Chief Operating Officer; Chief Financial Officer
Ronald Steckel	62	Vice President, Operations

See Mr. Moore’s biography under “Proposal One—Election of Directors.”

James H. Mackaness joined the Company in January 2008 as Chief Financial Officer and has served as Chief Operating Officer of the Company since August 2012. Prior to his employment with the Company, from September 2001 to December 2007, Mr. Mackaness served as Chief Financial Officer and Vice President of Finance of NextHop Technologies, Inc., a networking wireless technology company. Prior to that, Mr. Mackaness served as Vice President, Finance and Chief Financial Officer of Infogear Technologies Corporation and held management positions at Cisco Systems, Inc. and Ernst & Young LLP. Mr. Mackaness received his B.A. with honors in Psychology from the University of Warwick, England and is a Chartered Accountant and member of the Institute of Chartered Accountants of England and Wales.

Ronald Steckel joined the company in April 2012 as Vice President, Operations. Prior to joining IRIDEX, from January 2009 to March 2012, Mr. Steckel was an independent consultant, providing broad-based consulting services to medical technology companies from development stage to full commercialization. From June 2010 to December 2010, Mr. Steckel was President and CEO of Morris Innovative, focused primarily on fund raising to support the commercial launch of an innovative therapeutic vascular closure device. From August 2007 to November 2008, he served as President and CEO of Pulmonx during the transition to later stage product development and associated fund raising for US clinical trials. From July 2004 to July 2007, Mr. Steckel served as Chief Operating Officer of FoxHollow Technologies, a leader in peripheral vascular therapeutics which was acquired by ev3 Inc. Mr. Steckel received his Masters degree in Business Administration from Lake Forest College and his B.S. in Biology from Blackburn University in Carlinville, IL.

EXECUTIVE COMPENSATION

Executive Summary

IRIDEX believes that the skill, talent, judgment and dedication of its executive officers are critical factors affecting the long-term value of our Company. Therefore, the goal for our executive compensation program is to fairly compensate our executives, attract and retain qualified executives who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals, and align our executives’ long-term interests with those of our stockholders. The Company believes that its executive compensation program satisfies this goal and is strongly aligned with the long-term interests of our stockholders. Moreover, we believe that the structure of our executive compensation program, in rewarding the achievement of annual operating goals and emphasizing long-term stockholder value creation over short-term operating results, has benefited our Company and our stockholders by focusing on growing our core business.

Compensation Philosophy

The Company’s compensation philosophy is designed to attract, retain and reward personnel who contribute to the success of the Company. To achieve these goals, the Company strives to provide a comprehensive compensation package for each executive officer that is competitive with those offered by companies of similar type and size, in the same geographical area and whose executives perform functions similar to those performed by the executives of the Company. The Company also incorporates equity-based incentives into its overall compensation strategy to align the financial interests of our executives with those of our stockholders.

Role and Authority of the Compensation Committee

For fiscal year 2014 ended January 3, 2015, the Compensation Committee of the Board established the overall executive compensation strategies of the Company and approved compensation elements for the Company’s Chief Executive Officer and other executive officers. Among other things, the Compensation Committee reviews and advises the Board regarding all forms of compensation to be provided to the officers, employees, directors and consultants of the Company. The Compensation Committee consists of Dr. Naumann-Etienne and Messrs. Fitch and Shuda. Mr. Shuda is the chairman of the Compensation Committee. Each member of the Compensation Committee is an independent member of the Board, and no members have interlocking relationships as defined by the SEC.

The Compensation Committee has available to it such external compensation advice and data as the Compensation Committee deems appropriate to obtain. The Compensation Committee may delegate any of its responsibilities to one or more of its members or to the Company’s directors or to members of management, to the extent permitted by applicable law and subject to such reporting to or ratification by the Compensation Committee as the Compensation Committee deems necessary or appropriate.

Executive Officer Compensation

The objectives of our executive officer compensation program are to attract, retain, motivate and reward key personnel who possess the necessary leadership and management skills through competitive base salary, annual cash bonus incentives, long-term equity incentive compensation, and various benefits generally available to employees of the Company.

Base Salary

Base salary levels for the Company’s executive officers are generally targeted to be competitive with companies in the same stage of development and in the same industry and geographic area. In determining salaries, the Compensation Committee also takes into account the Chief Executive Officer’s recommendations, individual experience, contributions to corporate goals and the Company’s performance.

Incentive Bonuses

The Compensation Committee believes that a cash incentive bonus plan can serve to motivate the Company’s executive officers and management to achieve annual performance goals supporting the creation of stockholder value, using more immediate measures for performance than those reflected in the appreciation in value of stock options. The Compensation Committee approved an incentive bonus plan for fiscal 2015 and fiscal 2014, which are described in further detail below.

2015 Senior Management Bonus Program

The 2015 senior management bonus program (the “2015 Bonus Program”) provides cash incentive payouts to all eligible senior staff-level employees based upon Company and individual performance. All vice presidents, corporate officers and other specified senior employees, in good standing, are eligible to participate in the 2015 Bonus Program. Mr. Mackaness and Mr. Steckel are eligible to participate in the Bonus Program. The corporate performance objectives are intended to be rigorous and challenge our executive officers to achieve. The Compensation Committee will approve any bonus distributions under the 2015 Bonus Program.

Awards under the 2015 Bonus Program are based upon the Company’s achievement of certain revenue and gross margin goals and the individual participant’s achievement of certain individual performance goals in fiscal year 2015.

Revenue-Based Component: The revenue-based component of the 2015 Bonus Program represents 70% of the total available award amount. If the Company achieves less than approximately 88% of the revenue target, participants will earn 0% of the target amount associated with the revenue-based component. If the Company achieves 100% of the revenue target, participants will earn 100% of the target amount associated with the revenue-based component. If the Company achieves approximately 112% of the revenue target, participants will earn 200% of the target amount associated with the revenue-based component. Amounts payable under the revenue-based component of the 2015 Bonus Program scale upward between these achievement levels and are capped at 200%.

Gross Margin-Based Component: The gross margin-based component of the 2015 Bonus Program represents 20% of the total available award amount. If the Company achieves less than approximately 98% of the gross margin target, participants will earn 0% of the target amount associated with the gross margin-based component. If the Company achieves 100% of the gross margin target, participants will earn 100% of the target amount associated with the gross margin-based component. If the Company achieves approximately 102% of the gross margin target, participants will earn 200% of the target amount associated with the gross margin-based component. Amounts payable under the gross margin-based component of the 2015 Bonus Program scale upward between these achievement levels and are capped at 200%.

Individual Component: The individual performance component represents 10% of the total available award amount. In the event a participant does not meet or partially meets his or her individual performance goals, the individual performance component amount would be reduced, as determined by the Committee. Amounts payable under the individual performance component of the 2015 Bonus Program are capped at 100%.

Additional Conditions: No amount will be payable under the revenue-based component if the Company achieves less than approximately 94% of the gross-margin target. Furthermore, no amount will be payable under any component of the 2015 Bonus Program unless the Company achieves a minimum level of operating income in fiscal year 2015. For the purposes of the 2015 Bonus Program, “operating income” is defined as gross profits less operating expenses and unusual items excluded by the Committee, and therefore does not include other income or expenses or taxes.

2014 Executive Management Bonus Plan

The 2014 executive management bonus plan (the “2014 Bonus Plan”) provided cash incentive payouts to all eligible senior staff-level employees based upon Company and individual performance. All vice presidents, corporate officers and other specified senior employees, in good standing, were eligible to participate in the 2014

Bonus Plan. Target payouts for each participant under the 2014 Bonus Plan were based on a specified percentage of annual base salary and were triggered upon the achievement of both corporate performance objectives determined by the Board and individual performance objectives determined by the Compensation Committee. The corporate performance objectives were intended to be rigorous and challenge our executive officers to achieve. The Compensation Committee approved the bonus distributions.

Stock Grants/Awards

Stock options or other stock grants are granted to executive officers and other employees under the Company’s option plan. These stock options or other stock grants are intended to focus the recipient on the Company’s long-term performance to improve stockholder value and to retain the services of executive officers in a competitive job market by providing significant long-term earning potential. To this end, stock options and stock grants generally vest over a four-year period, based on continued employment. Factors considered in granting stock options and stock grants to executive officers of the Company are the duties and responsibilities of each individual, such individual’s contributions to the success of the Company and other relevant factors. The Company views stock options and stock grants as an important component of long-term compensation for executive officers because the Compensation Committee believes that options motivate executive officers to manage the Company in a manner that is consistent with the interests of stockholders. In general, we issue only non-statutory stock options to our executive officers.

2008 Equity Incentive Plan

The 2008 Equity Incentive Plan (the “2008 EIP”) was adopted by the Board in February 2008 and was approved by the stockholders in June 2008. In 2014, the stockholders approved an amendment to the 2008 EIP for purposes of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended, to increase the share reserve under the 2008 EIP, and to make certain other amendments to the terms of the 2008 EIP. The 2008 EIP provides for the grant of the following types of incentive awards: (i) stock options; (ii) stock purchase rights; (iii) restricted stock; (iv) restricted stock units; (v) performance shares; (vi) performance units; and (vii) stock appreciation rights. Since the expiration of the 1998 Stock Plan, equity compensation granted to the Company’s non-employee directors has been granted under the 2008 EIP. The exercise price of incentive stock options and stock appreciation rights granted under the 2008 EIP must be at least equal to the fair market value of the shares at the time of grant. With respect to any recipient who owns stock possessing more than 10% of the voting power of our outstanding capital stock, the exercise price of any option or stock purchase right granted must be at least equal to 110% of the fair market value at the time of grant. Options granted under the 2008 EIP are exercisable at such times and under such conditions as determined by the administrator of the plan; generally over a four-year period. The maximum term of incentive stock options granted to any recipient must not exceed ten years; provided, however, that the maximum term of an incentive stock option granted to any recipient possessing more than 10% of the voting power of our outstanding capital stock must not exceed five years. In the case of stock purchase rights, unless the administrator of the plan determines otherwise, we have a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with us for any reason (including death or disability). Such repurchase option lapses at a rate determined by the administrator of the plan. The purchase price for shares repurchased by us is the original price paid by the purchaser. The form of consideration for exercising an option or stock purchase right, including the method of payment, is determined by the administrator. The 2008 EIP expires in June 2018.

In the event of a merger or change in control of the Company, each outstanding award granted under the 2008 EIP will be treated as the administrator of the plan determines, including that each award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation, or the parent or subsidiary of the successor corporation, does not assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, and our 401(k) plan, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which we intend to be comparable to those provided at peer companies.

401(k) Plan

The Company sponsors a 401(k) Plan under which eligible employees may contribute, on a pre-tax basis, up to 15% of the employee’s total annual income from the Company, excluding bonuses, subject to certain IRS limitations. Commencing in fiscal 2012, the Company reinstated a Company match in the amount of $3,000 per year. All full-time employees who have attained age 18 are eligible to participate in the plan. All contributions are allocated to the employee’s individual account and, at the employee’s election, are invested in one or more investment funds available under the plan. Contributions are fully vested and not forfeitable.

CEO Compensation

Compensation for our Chief Executive Officer during fiscal 2014 was consistent with the philosophies and practices described above for executive officers in general. Upon Mr. Moore’s commencement as the Company’s Chief Executive Officer in August 2012, Mr. Moore received an annual base salary of $200,000 along with a one-time restricted stock award of 25,000 shares, which vested on December 31, 2013. In January 2014, the Compensation Committee approved a base salary increase for Mr. Moore, and his annual base salary was set at $300,000. In January 2015, the Compensation Committee approved a base salary increase for Mr. Moore, and his annual base salary was set at $425,000.

The Compensation Committee also approved reimbursement for the reasonable cost of international airline travel for Mr. Moore’s spouse to accompany Mr. Moore on extended international travel on behalf of the Company.

Fiscal Years 2014-2015 Equity Compensation of our Chief Executive Officer

In each of January 2014 and January 2015, the Compensation Committee granted Mr. Moore a restricted stock unit award for up to 50,000 shares of the Common Stock under the terms of the 2008 EIP. These awards are referred to as the “Market Performance Awards.” The Market Performance Awards are intended to more directly align Mr. Moore’s compensation with the Company’s stock performance.

The number of shares issuable pursuant to the Market Performance Awards is based upon the Company’s average stock price performance during the two months prior and two months following a vesting event, or the fair market value of the Common Stock in the event vesting is triggered by a change of control of the Company. The Market Performance Award granted in January 2014 vests upon Mr. Moore’s continuous service as President and Chief Executive Officer of the Company through December 31, 2014.

Mr. Moore vests in 10,000 shares of the Market Performance Award granted in January 2015 (the “2015 Market Performance Award”) 60 days following the fourth anniversary of the grant date if the average closing price of Common Stock during the prior 60 day period equals or exceeds 100% of his target average closing price. Mr. Moore will vest in an additional 10,000 shares of the 2015 Market Performance Award 60 days following the fourth anniversary of the grant date if the average closing price of the Common Stock during the prior 60 day period equals or exceeds 115% of his target average closing price. Mr. Moore will vest in an additional 10,000 shares of the 2015 Market Performance Award 60 days following the fourth anniversary of the grant date if the average closing price of the Common Stock during the prior 60 day period equals or exceeds 130% of his target average closing price. Finally, Mr. Moore will vest in an additional 20,000 shares of the 2015 Market Performance Award 60 days following the fourth anniversary of the grant date if the average closing price of the Common Stock during the prior 60 day period equals or exceeds 150% of his target average closing price.

The 2014 Market Performance Awards shall vest earlier in the event of Mr. Moore’s termination by the Board other than for cause, termination in connection with a change of control of the Company other than for cause, death, disability or resignation in connection with a serious health condition affecting members of Mr. Moore’s family.

Any shares that are issued pursuant to the 2014 Market Performance Awards will also be subject to a restriction on transfer for six months following the issuance of such shares other than in the event of a change of control of the Company, Mr. Moore’s death or disability, or a serious health condition affecting members of Mr. Moore’s family.

2014 Summary Compensation Table

The following table shows, with respect to the Chief Executive Officer of the Company during the 2014 fiscal year and each of the Company’s other two most highly compensated executive officers earning more than $100,000 in salary and bonus (the “named executive officers”), information concerning compensation awarded to or earned by each named executive officer or paid for their services to the Company in all capacities during the 2014 fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
William M. Moore(3)	2014	387,391	—	233,605	—	—	10,650	631,646
President and Chief Executive Officer	2013	200,000	—	258,000	—	—	66,391	524,391
	2012	42,308	—	97,250	—	—	6,573	159,631

James H. Mackaness	2014	323,456	—	—	—	14,787	4,242	342,485
Chief Financial Officer and Chief Operating Officer	2013	284,654	—	—	—	29,776	4,232	288,886
	2012	262,808	—	—	183,788	29,090	3,810	479,496

Ronald Steckel	2014	247,094	—	—	—	11,374	6,534	265,002
Vice President, Operations	2013	200,000	—	—	—	20,895	5,762	226,657
	2012	138,462	—	19,950	210,375	—	4,250	373,037

(1)	Reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.
(2)	Unless otherwise indicated, “All Other Compensation” consists solely of the value of life insurance premiums paid and 401(k) matching payments made paid by the Company.
(3)

Mr. Moore was appointed as the Company’s President and Chief Executive Officer in August 2012. In 2013, Mr. Moore’s other compensation consisted of $61,057 of reimbursement of housing related expenses, and $5,334 of life insurance premiums. In connection with his service as the non-employee Chairman of the Board of Directors prior to August 2012, Mr. Moore also received cash payments of $30,000, a stock award with an aggregate grant date fair value of $19,999 and an option award with an aggregate grant date fair value of $12,513, each equity award computed in accordance with FASB ASC Topic 718. In 2014, Mr. Moore’s other compensation consisted of $3,909 of reimbursement of housing related expenses and $6,741 of life insurance premiums.

Grants of Plan-Based Awards in Fiscal 2014

The following table shows all grants of plan-based awards made to our named executive officers under our equity compensation plans during fiscal 2014.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stocks or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
William M. Moore	01/04/2014	50,000	233,605
James H. Mackaness	—	—	—
Ronald Steckel	—	—	—

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table shows, with respect to each of our named executive officers, the number of options exercisable and unexercisable and the number of shares of restricted stock unit awards that have not vested as of the end of the 2014 fiscal year. No stock awards, including restricted stock, restricted stock units and similar instruments, held by our named executive officers vested during the 2014 fiscal year.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($) (1)	Option Expiration Date (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested ($)
Name	Exercisable	Unexercisable
William M. Moore	5,000 5,000 5,000 5,000	— — — —	2.27 3.90 3.95 3.7499	7/1/2016 7/1/2017 7/1/2018 7/2/2019	— — — —	— — — —

James H. Mackaness(3)	2,000 19,000 5,000 37,500 36,250	— — — 12,500 36,250	0.90 4.31 4.31 3.60 3.856	12/11/2015 4/29/2017 4/29/2017 12/7/2018 12/13/2019	— — — — —	— — — — —

Ronald Steckel(4)	8,908 1,375	16,667 15,000	3.990 3.856	4/16/2019 12/13/2019	— —	— —

(1)	Options were granted at an exercise price equal to the fair market value of the Common Stock, as determined by reference to the closing price reported on The Nasdaq Global Market on the date of grant.
(2)	Options held by our named executive officers may terminate before their expiration dates if the optionee’s status as an employee is terminated or upon the optionee’s death or disability.
(3)

All options granted to Mr. Mackaness with shares which remained unexercisable as of January 3, 2015 vest at the rate of 1/48th of the shares subject to the option each month following the date of grant.

(4)	The option granted to Mr. Steckel vests 25% on the one-year anniversary of the vesting commencement date, and 1/48th each month thereafter.

Option Exercises and Stock Vested During Fiscal 2014

The following table presents certain information concerning the exercise of option awards by each of our named executive officers during the 2014 fiscal year.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
William M. Moore	15,000	54,900
James H. Mackaness	14,000	105,870
Ronald Steckel	19,800	92,332

(1)	Reflects the amount realized upon exercise based on the difference between the market price of the underlying securities at exercise and the exercise price of the options.

Termination and Change of Control Arrangements

The Company is party to a Change of Control and Severance Agreement with each of Messrs. Moore, Mackaness and Steckel (the “Change of Control Agreements”). The Change of Control Agreements will provide Messrs. Moore, Mackaness and Steckel with certain severance benefits in the event that their respective employment with the Company is terminated under certain circumstances, as described below. Each of Messrs. Moore, Mackaness and Steckel is referred to as the “Executive” in the context of his respective Change of Control Agreement in the discussion below.

Termination Within the Change of Control Context

If in the event that, within twelve months following a Change in Control (as defined in the 2008 EIP) or at any time prior to a Change in Control if such termination is effected at the request of any successor to the Company (such time period, the “Change of Control Period”), the Executive terminates his employment with the Company for Good Reason (as defined below), or the Company terminates the Executive’s employment for a reason other than Cause (as defined below), death or disability, and, in each case, the Executive signs and does not revoke a standard release of claims with the Company, then the Executive will receive the following severance from the Company:

(i) Cash Severance Payment. In the case of Mr. Moore, a lump sum cash payment equal to 150% of his annual base salary. In the case of Mr. Mackaness, payments equal to 100% of his annual base salary, payable in installments over the twelve month period following termination. In the case of Mr. Steckel, a lump sum cash payment equal to 50% of his annual base salary.

(ii) Vesting Acceleration. Accelerated vesting as to 100% of the then unvested portion of the Executive’s outstanding Company equity awards, assuming, with respect to Company equity awards subject to performance criteria, the performance criteria had been achieved at target levels.

(iii) Continued Employee Benefits. Reimbursement from the Company for a period of up to twelve months for the costs and expenses incurred by himself and/or his eligible dependents for coverage under the Company’s benefit plans.

Termination Outside of the Change of Control Context

The Change of Control Agreements between the Company and Mr. Mackaness and Mr. Steckel, respectively, also entitle Mr. Mackaness and Mr. Steckel to certain benefits outside of the Change of Control context, as described below.

In the event that, at any time other than during the Change of Control Period, Mr. Mackaness or Mr. Steckel terminates his employment with the Company for Good Reason, or the Company terminates Mr. Mackaness’ or Mr. Steckel’s employment for a reason other than Cause, death or disability, and, in each case, Mr. Mackaness or Mr. Steckel, as applicable, signs and does not revoke a standard release of claims with the Company, then Mr. Mackaness or Mr. Steckel, as applicable, will receive the following severance from the Company:

(i) Cash Severance Payment. Cash payments equal to 100% of his annual base salary, payable in installments over the twelve month period following termination.

(ii) Continued Employee Benefits. Reimbursement from the Company for a period of up to twelve months for the costs and expenses incurred by himself and/or his eligible dependents for coverage under the Company’s benefit plans.

Definitions of “Cause” and “Good Reason”

For the purposes of the Change of Control Agreements, the following definitions will apply.

“Cause” means (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by Executive that the Board reasonably believes has had or will have a detrimental effect on the Company’s reputation or business; (iii) Executive’s gross misconduct; (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Executive’s continued failure to perform his employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within ten business days after receiving such notice.

“Good Reason” means the occurrence of one or more of the following events effected without Executive’s prior consent, provided that Executive’s employment terminates within 90 days following the expiration of the Company’s Cure Period (defined below): (i) the assignment to Executive of any duties or the reduction of Executive’s duties, either of which results in a material diminution in Executive’s position or responsibilities with the Company; provided that, it being understood that the continuance of Executive’s duties and responsibilities at the subsidiary or divisional level following a Change in Control, rather than at the parent, combined or surviving company level following such Change in Control shall not be deemed Good Reason within the meaning of this clause (i); (ii) a reduction by the Company in the base salary of Executive by 15% or more, unless similar such reductions occur concurrently with and apply to the Company’s senior management; (iii) a material change in the geographic location at which Executive must perform services (for purposes of the Change of Control Agreement, the relocation of Executive to a facility or a location less than 25 miles from Executive’s then-present location shall not be considered a material change in geographic location); (iv) a material reduction of facilities, perquisites or in the kind or level of employee benefits to which the Executive is entitled, unless similar such reductions occur concurrently and apply to the Company’s senior management; or (v) any material breach by the Company of any material provision of the Change of Control Agreement. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of 30 days (“Cure Period”) following the date of such notice.

Director Compensation

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2014. Mr. Moore did not receive additional compensation for his services as a member of our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(2)	Total ($)
Sanford Fitch	40,000	20,000	—	60,000
Ruediger Naumann-Etienne, Ph.D.	36,916	20,000	—	56,916
Scott A. Shuda	23,750	20,000	—	43,750
George Marcellino, Ph.D.	—	—	—	—

(1)	Reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.
(2)	As of December 28, 2013, the aggregate number of underlying options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Outstanding Options	Number of Securities Underlying Unvested Stock Awards
Sanford Fitch	13,750	2,445
Ruediger Naumann-Etienne, Ph.D.	15,000	2,445
Scott A. Shuda	—	2,445
George Marcellino, Ph.D.	1,666	—

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board.

Cash Compensation

Pursuant to our non-employee director cash compensation policy, non-employee members of our Board, other than our Chairman, received an annual retainer (in each case paid in quarterly installments) of $20,000, and our Chairman of the Board received an annual retainer of $35,000. Each member (including the chairman) of the Audit Committee received an annual retainer of $7,000, and each member (including the chairman) of the Nominating and Governance Committee and the Compensation Committee received an annual retainer of $5,000. The Chairman of the Audit Committee received an additional annual retainer of $8,000, and the Chairman of each of the Nominating and Governance Committee and the Compensation Committee received an additional annual retainer of $4,000. We reimburse members of the Board and Board committees for reasonable out-of-pocket expenses incurred by them in attending such meetings.

Equity Compensation

Pursuant to our non-employee director equity compensation policy, (i) each non-employee director automatically received an RSU grant equal to $20,000 worth of Common Stock (determined based upon the fair market value of the shares at the time such RSU award was granted) under our 2008 EIP and (ii) our non-employee Chairman of the Board automatically received an option grant to purchase 5,000 shares of Common Stock with an exercise price equal to the fair market value of the shares at the time such option award was granted under our 2008 EIP. Each RSU grant vests in full on the one-year anniversary of the date of grant and the option granted to our Chairman of the Board is subject to vesting over 12 months, with 1/12th of the shares subject to the option vesting each month following the grant date, and has a term of 7 years.

In July 2012, Mr. Moore received the automatic non-employee director RSU grant and stock option award for his service as the non-employee Chairman of the Board. These awards remain outstanding and continue to vest following Mr. Moore’s appointment as President and Chief Executive Officer in August 2012. Mr. Moore did not receive any compensation for his Board service, including as Chairman, during fiscal 2014 and he will also not receive any such compensation for his Board service during fiscal 2015.

AUDIT COMMITTEE REPORT

General

The Audit Committee of the Board is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s consolidated financial statements, as well as assisting the Board with overseeing and monitoring the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the Company’s internal accounting and financial controls.

Review with Management

The Audit Committee reviewed and discussed our audited consolidated financial statements for fiscal year 2014 ended January 3, 2015, together with the notes thereto, with management, which has primary responsibility for the consolidated financial statements. Burr Pilger Mayer, Inc., our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States of America.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee discussed with Burr Pilger Mayer, Inc. the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our consolidated financial statements. In addition, the Audit committee discussed with Burr Pilger Mayer, Inc., with and without management present, the scope and results of Burr Pilger Mayer, Inc.’s audit of such consolidated financial statements.

The Audit Committee also received from the independent registered public accounting firm the written disclosures and letter regarding the independent registered public accounting firm’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence and has discussed Burr Pilger Mayer, Inc.’s independence with them. The Audit Committee also concluded that Burr Pilger Mayer, Inc.’s provision of non-audit services to the Company is compatible with Burr Pilger Mayer, Inc.’s independence.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for fiscal year 2014 ended January 3, 2015 for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Sanford Fitch (Chairman)

George Marcellino, Ph.D.

Ruediger Naumann-Etienne, Ph.D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with BlueLine Capital Partners, LLC

On August 31, 2007, the Company entered into a Securities Purchase Agreement with BlueLine Capital Partners, LLC (“BlueLine”) pursuant to which it sold to BlueLine units (the “Units”), consisting of one share of the Company’s Series A preferred stock and one warrant to purchase 1.2 shares of Common Stock (such sale, the “BlueLine Financing”). In connection with this transaction the Company issued an aggregate of 500,000 Units at $10.00 per Unit, resulting in the issuance of 500,000 shares of Series A preferred stock, convertible into 1 million shares of Common Stock pursuant to the provisions of the Certificate of Designation filed by the Company in connection with the sale, and warrants (the “Initial Warrants”) to purchase an aggregate of 600,000 shares Common Stock at an exercise price of $0.01 per share. The Initial Warrants were exercisable after August 31, 2007 and were exercised prior to their expiration on December 31, 2007. Pursuant to provisions of the Securities Purchase Agreement, BlueLine has the right to designate one individual for appointment to the Company’s Board. Mr. Scott A. Shuda is BlueLine’s current designee. BlueLine’s right to designate a member of the Company’s Board is subject to termination in the event that BlueLine and its affiliates hold fewer than 500,000 shares of Common Stock.

The Company also entered into an Investor Rights Agreement with BlueLine, pursuant to which the Company granted BlueLine certain registration rights, including the right to request that the Company file a Form S-3 registration statement within 90 days of becoming eligible to file a Form S-3 registration statement and the right to request the Company file a Form S-1 registration statement any time after February 29, 2008. The parties subsequently amended the Investor Rights Agreement on March 31, 2009, pursuant to which BlueLine waived the Company’s obligation to file a registration statement on Form S-3 until such time, on or after June 30, 2009, as the holders of 60% of the Registrable Securities (as defined in the Investor Rights Agreement) request such registration in writing. In order to induce BlueLine to enter into such amendment, the Company issued to BlueLine warrants to purchase an aggregate of 20,000 shares of Common Stock at an exercise price of $0.01 per share (the “Amendment Warrants” and, together with the Initial Warrants, the “Warrants”). The parties also amended the Investor Rights Agreement so as to include the shares of Common Stock issuable upon exercise of the Amendment Warrants in the shares eligible for registration under the Investor Rights Agreement. The Amendment Warrants were exercised on April 2, 2009.

On June 11, 2013, all outstanding shares of the Series A preferred stock automatically converted into 1,000,000 shares of Common Stock. The Certificate of Designation authorizing the Series A preferred shares provided for their automatic conversion into Common Stock in the event that Common Stock traded above $5.00 per share for 30 consecutive trading days.

The BlueLine Financing and the issuances of the Warrants were completed through private placements to accredited investors and were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The shares of the Series A preferred stock, together with the shares of the Common Stock issuable upon the conversion of the Series A preferred stock, and the Warrants, together with the shares of the Common Stock issued or issuable upon the exercise of the Warrants, have not been registered under the Securities Act or any state securities laws. Unless so registered, such securities may not be offered or sold in the United States absent an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act and any applicable state securities laws.

Our Audit Committee has the principal responsibility for reviewing and approving in advance any proposed related party transactions pursuant to written policies and procedures adopted by the Board, subject to specified exceptions and other than those that involve compensation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors and greater than 10% stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Specific due dates have been established by the SEC, and the Company is required to disclose in this Proxy Statement any failure to file by those dates.

Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons, the Company is not aware of any late Section 16(a) filings during the Company’s 2014 fiscal year; however, a late Form 4 was filed for William Moore on March 16, 2015 to report the acquisition of shares of Common Stock pursuant to the performance-based vesting of an award of Restricted Stock Units on February 27, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of Common Stock as of April 9, 2015 by (i) each person (or group of affiliated persons) who is the beneficial owner of more than 5% of our Common Stock, (ii) each director and nominee for director, (iii) each of the Company’s executive officers named in the Summary Compensation Table appearing herein, and (iv) all of the Company’s directors and executive officers as a group.

	Beneficial Ownership as of April 9, 2014
5% Stockholders, Directors and Officers (1)	Number of Shares (2)	Percent of Total (%) (2)
BlueLine Partners, L.L.C.(3)	2,530,237	25.2%
Paragon Associates II Joint Venture(4)	925,000	9.2%

Directors
Sanford Fitch(5)	49,094	*
George Marcellino, Ph.D.(6)	2,916	*
William M. Moore(7)	300,931	3.0%
Ruediger Naumann-Etienne, Ph.D.(8)	107,244	1.1%
Scott A. Shuda(3)	2,530,237	25.2%

Named Executive Officers
James H. Mackaness(9)	160,656	1.6%
Ronald Steckel(10)	38,006	*
All directors and executive officers as a group (7 persons)(11)	3,151,078	30.9%

*	Represents less than 1% of the total.
(1)	Unless otherwise indicated in the table, the address for each listed person is c/o IRIDEX Corporation, 1212 Terra Bella Avenue, Mountain View, CA 94043.
(2)

The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of April 9, 2015, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage beneficially owned is based on 10,026,410 shares of Common Stock outstanding on April 9, 2015.

(3)

Includes shares owned by: BlueLine Capital Partners, L.P., BlueLine Capital Partners II, LLC, BlueLine Capital Partners III, LP, and BlueLine Catalyst Fund IX, L.P., together (the “BlueLine Funds”). BlueLine Partners, L.L.C. is the sole general partner of the BlueLine Funds. Mr. Shuda is the Managing Director of BlueLine Partners, L.L.C. BlueLine Partners is located at 3480 Buskirk Avenue, Suite 214, Pleasant Hill, CA 94523. Mr. Shuda, one of our directors, shares voting and investment control over the shares owned by the BlueLine Funds and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(4)

Reflects 925,000 shares of Common Stock held of record by Paragon Associates and Paragon Associates II Joint Venture (“Paragon JV”); Bradbury Dyer III, as the authorized agent of Paragon JV, has the power to vote and dispose of the 925,000 shares of Common Stock held by Paragon JV. This information was obtained from a filing made with the SEC pursuant to Rule 13d-1 of the Exchange Act on November 4, 2013. Paragon Associates and Paragon JV are located at 500 Crescent Court, Suite 260, Dallas, Texas 75201.

(5)	Includes 13,750 shares subject to options that are exercisable within 60 days of April 9, 2015.
(6)	Includes 2,916 shares subject to options that are exercisable within 60 days of April 9, 2015.
(7)	Includes 20,000 shares subject to options that are exercisable within 60 days of April 9, 2015. Mr. Moore is also the Chief Executive Officer and President of the Company.

(8)

Includes 15,000 shares subject to options that are exercisable within 60 days of April 9, 2015. Includes 23,000 shares owned by the Naumann-Etienne Foundation, over which Dr. Naumann-Etienne may be deemed to share voting and dispositive power as a result of his position as president.

(9)	Includes 118,656 shares subject to options that are exercisable within 60 days of April 9, 2015.
(10)	Includes 7,292 shares subject to options that are exercisable within 60 days of April 9, 2015.
(11)	Includes 177,614 shares subject to options that are exercisable within 60 days of April 9, 2015.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at this meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend.

THE BOARD OF DIRECTORS

Dated: May 8, 2015

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

0227WE

1 U P +

.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. If a corporation, please sign in full corporate name by authorized person. If a partnership,

please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

+

B Non-Voting Items

A Proposals — The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1, and FOR Proposals 2 and 3.

Change of Address — Please print new address below.

X

Annual Meeting Proxy Card

IMPORTANT ANNUAL MEETING INFORMATION

For Against Abstain

2. To ratify the appointment of Burr Pilger Mayer, Inc. as

independent registered public accountants of the Company

for the fiscal year ending January 2, 2016.

In their discretion, the proxies and attorneys-in-fact are authorized to vote upon such other matters which may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

For Against Abstain

3. To approve, on a non-binding advisory basis, the

compensation of our named executive officers as

described in the proxy statement.

01 - William M. Moore

04 - Scott A. Shuda

02 - Sanford Fitch

05 - George Marcellino

03 - Ruediger Naumann-

Etienne

1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain

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DESIGNATION (IF ANY)

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE EN CLOSE DENVELOPE.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on June 17, 2015.

Vote by Internet

• Go to www.envisionreports.com/IRIX

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &

Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 2015 ANNUAL MEETING OF STOCKHOLDERS June 17, 2015 The undersigned stockholder of IRIDEX Corporation, a Delaware corporation (“IRIDEX”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 8, 2015, and hereby appoints William M. Moore and James Mackaness, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of IRIDEX to be held on June 17, 2015, at 10:00 a.m., Pacific Daylight Savings Time, at the principal offices of IRIDEX located at 1212 Terra Bella, Mountain View, California 94043, and at any adjournment(s) or postponement(s) thereof and to vote all shares of Common Stock of IRIDEX which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this Proxy. This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of each of the nominees listed, FOR ratification of the appointment of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm, FOR non-binding approval the compensation of our named executive officers as described in the proxy statement, and as said proxies deem advisable on such other matters as may come before the meeting and any adjournment(s) or postponement(s) thereof. The Board of Directors unanimously recommends a vote “FOR” each of the nominees listed in Proposal 1, and “FOR” Proposals 2 and 3. CONTINUED AND TO BE SIGNED ON REVERSE SIDE Proxy IRIDEX Corporation IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.